Exhibit 99.1

VAALCO ENERGY, INC.

2003 STOCK INCENTIVE PLAN

December 15, 2003

i

VAALCO ENERGY, INC.

2003 STOCK INCENTIVE PLAN

ARTICLE I. GENERAL

Section 1.1. Purpose. The purposes of this 2003 Stock Incentive Plan (the “Plan”) are to: (i) associate the interests of the management of VAALCO ENERGY, INC., a Delaware corporation, and its Subsidiaries and affiliates (collectively referred to as the “Company”) closely with the stockholders to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of its stockholders; (ii) provide management with a proprietary ownership interest in the Company commensurate with Company performance, as reflected in increased stockholder value; (iii) maintain competitive compensation levels thereby attracting and retaining highly competent and talented directors, employees and consultants; and (iv) provide an incentive to management for continuous employment with the Company. Certain capitalized terms are defined in Section 3.7.

Section 1.2. Administration.

(a) The Plan shall be administered by the Board of Directors of the Company or any duly constituted committee of the Board of Directors consisting of at least two members of the Board of Directors all of whom shall be Non-Employee Directors unless otherwise designated by the Board of Directors. If necessary to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), membership on the committee shall be limited to those members of the Board of Directors who are “outside directors” under Section 162(m) of the Code. Such administrating body shall be referred to herein as the “Plan Administrator.” The Plan Administrator shall have the authority to appoint a committee consisting of one or more employees of the Company to make recommendations to the Plan Administrator with respect to (i) the selection of Optionees in the Plan who will receive Awards and (ii) the form and terms of such Awards. Such committee and the members thereof shall serve subject to the discretion of the Plan Administrator and the recommendations of such committee shall not be binding on the Plan Administrator. The Chief Executive Officer of the Company will make recommendations to the Plan Administrator with respect to the selection of Optionees to receive Awards and the form and terms of such Awards relating to shares of Common Stock underlying Awards that were previously awarded but expired unexercised.

(b) The Plan Administrator shall have the authority, in its sole discretion and from time to time, to:

(i) designate the directors, executive officers and other key employees and consultants of the Company and its Subsidiaries eligible to participate in the Plan;

(ii) grant Awards provided in the Plan in such form and amount as the Plan Administrator shall determine;

(iii) impose such limitations, restrictions and conditions, not inconsistent with this Plan, upon any such Award as the Plan Administrator shall deem appropriate;

(iv) interpret the Plan and any agreement, instrument or other document executed in connection with the Plan;

(v) adopt, amend and rescind rules and regulations relating to the Plan; and

(vi) make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan.

(c) Decisions and determinations of the Plan Administrator on all matters relating to the Plan shall be in its sole discretion and shall be final, conclusive and binding upon all persons, including the Company, any Optionee, any stockholder of the Company, any employee and any consultant. No member of any committee acting as Plan Administrator shall be liable for any action taken or decision made relating to the Plan or any Award thereunder.

Section 1.3. Eligibility for Participation. Optionees in the Plan shall be selected by the Plan Administrator from the directors, executive officers and other key employees and consultants of the Company and the directors, executive officers and other key employees and consultants of any Subsidiary who have the capability of making a substantial contribution to the success of the Company. In making this selection and in determining the form and amount of Awards, the Plan Administrator shall consider any factors deemed relevant, including the individual’s functions, responsibilities, value of services to the Company and past and potential contributions to the Company’s profitability and growth.

Section 1.4. Types of Awards Under Plan. Awards under the Plan may be in the form of a Stock Option, as described in Article II. Awards under the Plan shall be evidenced by a written agreement between the Company and the recipient of the Award, in form and substance satisfactory to the Plan Administrator, and not inconsistent with this Plan (the “Award Agreement”). Award Agreements may provide such vesting schedules for a Stock Option, and such other terms, conditions and provisions as are not inconsistent with the terms of this Plan. Subject to the express provisions of the Plan, and within the limitations of the Plan, the Plan Administrator may modify, extend or renew outstanding Award Agreements, or accept the surrender of outstanding Awards and authorize the granting of new Awards in substitution therefor. However, except as provided in this Plan, no modification of an Award shall impair the rights of the holder thereof without his consent.

Section 1.5. Aggregate Limitation on Awards.

(a) Shares of stock which may be issued under the Plan shall be authorized and unissued or treasury shares of Common Stock, par value $.10 per share, of the Company (“Common Stock”). The maximum number of shares of Common Stock which may be issued pursuant to Awards issued under the Plan shall be 4,000,000.

(b) For purposes of calculating the maximum number of shares of Common Stock which may be issued under the Plan at any time:

(i) all the shares issued (including the shares, if any, withheld for tax withholding requirements) under the Plan shall be counted when such shares are issued upon exercise of a Stock Option;

(ii) shares tendered by an Optionee as payment for shares issued upon exercise of a Stock Option shall be available for issuance under the Plan; and

(iii) any shares of Common Stock subject to a Stock Option which for any reason expires or is terminated prior to being exercised shall again be available for issuance under the Plan.

Section 1.6. Effective Date and Term of Plan.

(a) The Plan shall become effective on the date adopted by the Board of Directors.

(b) The Plan and all Awards made under the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

ARTICLE II. STOCK OPTION

Section 2.1. Award of Stock Option. The Plan Administrator may from time to time, and subject to the provisions of the Plan and such other terms and conditions as the Plan Administrator may prescribe, grant to any Optionee in the Plan one or more options to purchase for cash or shares the number of shares of Common Stock (“Stock Option”) allotted by the Plan Administrator to such Optionee. The date a Stock Option is granted shall mean the date selected by the Plan Administrator as of which the Plan Administrator allots a specific number of shares to an Optionee pursuant to the Plan.

Section 2.2. Stock Option Agreements. The grant of a Stock Option shall be evidenced by a written Award Agreement, executed by the Company and the Optionee, stating the number of shares of Common Stock subject to the Stock Option evidenced thereby, and in such form and under such terms as the Plan Administrator may from time to time determine.

Section 2.3. Stock Option Price. The Option Price per share of Common Stock deliverable upon the exercise of a Stock Option shall be 100% of the Fair Market Value of a share of Common Stock on the date the Stock Option is granted unless otherwise determined by the Plan Administrator.

Section 2.4. Term and Exercise. A Stock Option shall not be exercisable prior to six months from the date of its grant, unless a shorter period is provided by the Plan Administrator or by another Section of this Plan, and may be subject to such vesting scheduling and term (“Option Term”) as the Plan Administrator may provide in an Award Agreement. No Stock Option shall be exercisable after the expiration of its Option Term.

Section 2.5. Manner of Payment. The Plan Administrator shall establish procedures governing the exercise of the Stock Option granted hereunder subject to the following:

(a) Subject to the following provisions of this Section 2.5, upon the exercise in respect of any shares of Common Stock subject to the Stock Option, the Optionee shall pay to the Company, in full, the Option Price for such shares (except that, in the case of an exercise arrangement approved by the Plan Administrator and described in Section 2.5(c)), payment may be made as soon as practicable after the exercise.

(b) The Option Price shall be payable in cash or, by tendering shares of Common Stock and valued at Fair Market Value as of the day of exercise of the Stock Option, or in any combination thereof.

(c) An Optionee may elect to pay the Option Price upon the exercise of a Stock Option through a cashless exercise procedure approved by the Plan Administrator by irrevocably authorizing a broker to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Option Price and any tax withholding resulting from such exercise.

Section 2.6. Issuance of Certificates. As soon as practicable after receipt of payment of the Option Price for shares of Common Stock, the Company shall deliver to the Optionee a certificate or certificates for such shares unless the Award Agreement for the related Stock Option allows the Plan Administrator or the Optionee to defer delivery of such certificates. The Optionee shall become a stockholder of the Company with respect to Common Stock represented by share certificates so issued and as such shall be fully entitled to receive dividends, if any, to vote and to exercise all other rights of a stockholder unless the Plan Administrator, in its discretion, imposes conditions, restrictions or contingencies with respect to such shares in the applicable Award Agreement.

Section 2.7. Death, Retirement and Termination of Employment of Optionee. Unless otherwise provided in an Award Agreement or otherwise agreed to by the Plan Administrator:

(a) Upon the death of the Optionee, any rights to the extent exercisable on the date of death may be exercised by the Optionee’s estate, or by a person who acquires the right to exercise such Stock Option by bequest or inheritance or by reason of the death of the Optionee, provided that such exercise occurs within both (i) the remaining Option Term of the Stock Option and (ii) one year after the date of the Optionee’s death. The provisions of this Section shall apply notwithstanding the fact that the Optionee’s employment may have terminated prior to death, but only to the extent of any rights exercisable on the date of death.

(b) Upon termination of the Optionee’s employment by reason of retirement or permanent disability (as each is determined by the Plan Administrator), the Optionee may exercise any vested Stock Option, provided such option exercise occurs within both (i) the remaining Option Term of the Stock Option and (ii) one year (in the case of permanent disability) or three months (in the case of retirement) of the date of termination.

(c) Upon termination of the Optionee’s employment by reason other than death, disability, retirement or cause (as each is determined by the Plan Administrator), the Optionee may exercise any vested Stock Option, provided such option exercise occurs within both (i) the remaining Option Term of the Stock Option and (ii) 120 days of the date of termination.

(d) Except as provided in Subsections (a), (b) and (c) of this Section 2.7, all Stock Options shall terminate immediately upon the termination of the Optionee’s employment.

ARTICLE III. MISCELLANEOUS

Section 3.1. General Restriction. Each Award under the Plan shall be subject to the requirement that, if at any time the Plan Administrator shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or

Federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the Optionee of an Award with respect to the disposition of shares of Common Stock, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the issue or purchase of shares of Common Stock thereunder, such Award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions that are not acceptable to the Plan Administrator.

Section 3.2. Non-Assignability. No Award under the Plan shall be assignable or transferable by the recipient thereof, except by will or by the laws of descent and distribution. During the life of the recipient, such Award shall be exercisable only by such person or by such person’s guardian or legal representative.

Section 3.3. Withholding Taxes. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy any Federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Alternatively, the Company may issue, transfer or vest only such number of shares of Common Stock net of the number of shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of Common Stock shall be valued on the date the withholding obligation is incurred. Unless the Plan Administrator provides otherwise in the applicable Award Agreement, Optionees may elect to satisfy tax withholding obligations through the surrender of shares of Common Stock which the Optionee already owns or through the surrender of shares of Common Stock to which the Optionee is otherwise entitled under the Plan.

Section 3.4. Right to Terminate Employment. Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any Optionee the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of such Optionee.

Section 3.5. Non-Uniform Determinations. The Plan Administrator’s determinations under the Plan (including, without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing the same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

Section 3.6. Rights as a Stockholder. The recipient of any Award under the Plan shall have no rights as a stockholder with respect thereto unless and until certificates for shares of Common Stock are issued to him.

Section 3.7. Definitions. In this Plan the following definitions shall apply:

(a) “Award” shall mean a grant of a Stock Option under the Plan.

(b) “Award Agreement” has the meaning set forth in Section 1.4.

(c) “Code” has the meaning set forth in Section 1.2.

(d) “Common Stock” has the meaning set forth in Section 1.5(a).

(e) “Company” has the meaning set forth in Section 1.1.

(f) “Fair Market Value” as of any date and in respect of any share of Common Stock means the average of the closing bid and offer price on such date or on the next business day, if such date is not a business day, of a share of Common Stock on the OTC Bulletin Board or other public securities market on which the Common Stock trades. If the Plan Administrator determines that the average of the closing bid and offer price on the OTC Bulletin Board or other public securities market on which the Common Stock trades does not properly reflect the Fair Market Value of a share of Common Stock, the Fair Market Value of shares of Common Stock shall be as determined by the Plan Administrator in such manner as it may deem appropriate. In no event shall the Fair Market Value of any share of Common Stock be less than its par value.

(g) “Non-Employee Director” shall mean a director who (i) is not an officer of the Company or a parent or Subsidiary of the Company, or otherwise employed by the Company or a parent or Subsidiary of the Company; (ii) does not receive compensation, either directly or indirectly, from the Company or a parent or Subsidiary of the Company, for services rendered as a consultant or in any capacity other than as a director, except for an amount not exceeding $60,000 per year; (iii) does not possess an interest in any transaction for which disclosure would be required under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (“Securities Act”); or (iv) is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K of the Securities Act.

(h) “Option Price” means the purchase price per share of Common Stock deliverable upon the exercise of a Stock Option.

(i) “Option Term” has the meaning set forth in Section 2.4.

(j) “Optionee” means a director, executive officer, other key employee or consultant of the Company or any Subsidiary who is the recipient of an Award of a Stock Option.

(k) “Plan” has the meaning set forth in Section 1.1.

(l) “Plan Administrator” has the meaning set forth in Section 1.2.

(m) “Stock Option” has the meaning set forth in Section 2.1.

(n) “Subsidiary” means any corporation or other entity of which at least 50% of the voting securities are owned by the Company directly or through one or more other corporations, each of which is also a Subsidiary. With respect to non-corporate entities, “Subsidiary” shall mean any entity managed or controlled by the Company or any Subsidiary and with respect to which the Company or any Subsidiary is allocated more than half of the profits and losses thereof.

Section 3.8. Leaves of Absence. The Plan Administrator shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any Award. Without limiting the generality of the foregoing, the Plan Administrator shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan and (ii) the impact, if any, of any such leave of absence on Awards under the Plan theretofore made to any recipient who takes such leave of absence.

Section 3.9. Newly Eligible Employees. The Plan Administrator shall be entitled to make such rules, regulations, determinations and Awards as it deems appropriate in respect of any employee who becomes eligible to participate in the Plan or any portion thereof after the commencement of an Award.

Section 3.10. Adjustments. In the event of any change in the outstanding Common Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Plan Administrator may appropriately adjust the number of shares of Common Stock which may be issued under the Plan, the number of shares of Common Stock subject to a Stock Option theretofore granted under the Plan, and any and all other matters deemed appropriate by the Plan Administrator.

Section 3.11. Changes in the Company’s Capital Structure.

(a) The existence of outstanding Stock Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) If, while there are outstanding Stock Options, the Company shall effect a subdivision or consolidation of shares or other increase or reduction in the number of shares of the Common Stock outstanding without receiving compensation therefor in money, services or property, then, subject to the provisions, if any, in the Award Agreement (i) in the event of an increase in the number of such shares outstanding, the number of shares of Common Stock then subject to a Stock Option hereunder shall be proportionately increased; and (ii) in the event of a decrease in the number of such shares outstanding the number of shares then available for Stock Option hereunder shall be proportionately decreased.

(c) After a merger of one or more corporations into the Company, or after a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, (i) each holder of an outstanding Stock Option shall, at no additional cost, be entitled upon exercise of such Stock Option to receive (subject to any required action by stockholders) in lieu of the number of shares as to which such Stock Option shall then be so exercisable, the number and class of shares of stock, other securities or consideration to which such holder would have been entitled to receive pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, such holder had been the holder of record of a number of shares of the Company equal to the number of shares as to which such Stock Option had been exercisable and (ii) unless otherwise provided by the Plan Administrator, the number of shares of Common Stock or other securities, shall continue to be subject to the Award Agreement, including any vesting provisions thereof.

(d) If the Company is about to be merged into or consolidated with another corporation or other entity under circumstances where the Company is not the surviving corporation, or if the Company is about to sell or otherwise dispose of substantially all of its assets to another corporation or other entity while unexercised Stock Options remain outstanding, then the Plan Administrator may direct that any of the following shall occur:

(i) If the successor entity is willing to assume the obligation to deliver shares of stock or other securities after the effective date of the merger, consolidation or sale of assets, as the case may be, each holder of an outstanding Stock Option shall be entitled to receive, upon the exercise of such Stock Option and payment of the Option Price, in lieu of shares of Common Stock, such shares of stock or other securities as the holder of such Stock Option would have been entitled to receive had such Stock Option been exercised immediately prior to the consummation of such merger, consolidation or sale, and the terms of such Stock Option shall apply as nearly as practicable to the shares of stock or other securities purchasable upon exercise of the Stock Option following such merger, consolidation or sale of assets; and

(ii) The Plan Administrator may waive any limitations set forth in or imposed pursuant to this Plan or any Award Agreement with respect to such Stock Option such that such Stock Option shall become exercisable prior to the record or effective date of such merger, consolidation or sale of assets; and/or

(iii) The Plan Administrator may cancel all outstanding Stock Options as of the effective date of any such merger, consolidation or sale of assets provided that prior notice of such cancellation shall be given to each holder of a Stock Option at least 30 days prior to the effective date of such merger, consolidation or sale of assets, and each holder of an Stock Option shall have the right to exercise such Stock Option in full during a period of not less than 30 days prior to the effective date of such merger, consolidation or sale of assets.

(e) Except as provided in this Plan, the issuance by the Company of Common Stock or any other shares of capital stock or securities convertible into shares of capital stock, for cash, property, labor done or other consideration, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to outstanding Stock Options.

Section 3.12. Amendment of the Plan. The Board of Directors may, without further approval by the stockholders and without receiving further consideration from the Optionees, amend this Plan or condition or modify Awards under this Plan; provided, that increases to the number of shares which may be covered by Awards under this Plan and changes to the persons eligible under Section 1.3 to participate in this Plan shall require approval of the stockholders.

Section 3.13. No Loss of Rights of Optionee of an Award. Nothing in this Plan shall give the Plan Administrator or any other person the right, power or authority to change, amend, alter or repeal the terms of any Award granted under this Plan, except as otherwise expressly set forth in the grant of such Award, without the prior written consent of the Optionee.

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